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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-97285 of Conexant Systems, Inc. on Form S-3 of our report dated October 22, 2002, except for Note 16, as to which the date is November 22, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement to report the June 25, 2002 spin-off of the wireless communications business and sale of the Mexicali operations as discontinued operations), appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 30, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
January 14, 2003